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Exhibit 99.1

KFX INC. ANNOUNCES PLAN TO SELL COMMON STOCK

        DENVER, February 1, 2006—KFx Inc. (Amex: KFX), an energy production company, announced plans today to make a public offering of approximately 5,000,000 shares of its common stock. KFx has also granted the underwriters an option to purchase up to an additional 750,000 shares to cover over-allotments, if any.

        KFx plans on using the net proceeds from this offering to fund the contemplated acquisition of Buckeye Industrial Mining Co., plant facility construction costs, the purchase of a coal-fired boiler and general corporate purposes. If KFx is unable to consummate the Buckeye acquisition, it will use the proceeds to further the development of K-Fuel™ plants and for any acquisitions it may identify in the future.

        The offering and sale of all the shares will be made under KFx Inc.'s currently effective shelf registration statement filed with the Securities and Exchange Commission. Jefferies & Company, Inc. is the sole book-running manager for the offering. Johnson Rice & Co. and Hibernia Southcoast Capital are the co-managers for the offering.

        Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained from Jefferies & Company, Inc. at 520 Madison Ave., 12th Floor, New York, New York 10012.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of KFx Inc.'s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About KFx

        KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-Fuel™ process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-Fuel™ process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

        Please visit www.kfx.com for more information.

Forward Looking Statements

        Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:	KFx Inc., Denver, CO Analyst Contact: Andreas Vietor, Director of Investor Relations 303-293-2992
or
Brainerd Communicators, Inc. Media Contact: Michele Clarke/Jill Gumberg 212-986-6667

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KFX INC. ANNOUNCES PLAN TO SELL COMMON STOCK